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                                                                     EXHIBIT 5.1

        [LETTERHEAD OF COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.]

                                          July 20, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have been requested by Insight Communications Company, Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-1, with respect to the registration of up to 2,875,000 shares (the "Shares") of the Company's Class A Common Stock (the "Common Stock"), $.01 par value, which amount includes 375,000 shares of Common Stock to cover any over-allotments.

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the Federal laws of the United States of America, and the General Corporation Law of the State of Delaware.

     The opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon or furnished to any other person without our prior written consent.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                          Very truly yours,

                                          COOPERMAN LEVITT WINIKOFF LESTER &
                                          NEWMAN, P.C.

                                          By: ________/S/ ELLIOT BRECHER________